UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 20,  2007

RADIATION THERAPY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-50802

FLORIDA	65-0768951

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2234 Colonial Boulevard, Fort Myers, Florida	33907

(Address of principal executive offices)	(Zip Code)

(239) 931-7275

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On March 20, 2007, Radiation Therapy Services, Inc.(the “Company”) announced that David N.T. Watson has been appointed Chief Financial Officer of the Company to succeed David M. Koeninger upon Mr. Koeninger’s June 30, 2007 retirement.  Mr. Watson will join the Company in early April as Executive Vice President-Finance and assume the role of Chief Financial Officer effective July 1, 2007.  Mr. Koeninger will remain the Chief Financial Officer of the Company and assist with the role transition through June 30, 2007 and remain with the Company on a consultant basis until June 2008.

          Mr. Watson is currently Treasurer & Vice President, Finance for The GEO Group, Inc., a New York Stock Exchange-listed world leader in the delivery of correctional, detention and residential treatment services to federal, state, and local government agencies around the globe.  In this role, he is responsible for all merger and acquisition activities, and treasury and tax management.  He is also the primary contact for corporate banking, financing, debt investor and rating agency relationships.  Mr. Watson has been with The GEO Group since 1994, in positions covering all areas of finance, including Chief Accounting Officer, Corporate Controller, Assistant Secretary, and Assistant Treasurer.  Prior to joining The GEO Group, he held several positions at Arthur Andersen LLP, most recently as Manager, Audit and Business Advisory Services.  Prior to joining Arthur Andersen, he was with Arthur Young & Co.  Mr. Watson holds an MBA in accounting from Rutgers, The State University of New Jersey and a BA in economics from University of Virginia.

          Under his compensation arrangement with the Company Mr. Watson will receive an annual base salary of not less than $325,000 and will be eligible for bonuses of up to 40% of his annual salary based on appropriate Company based and individual based targets which could be increased to up to 100% in the discretion of the Board of Directors or Compensation Committee.  Mr. Watson will receive a restricted stock award of shares of Company common stock equal to $450,000 which will time vest over three years commencing one year after the effective date of the employment agreement and the number of shares will be based on the closing price of the Company’s common stock on the date of his commencement of employment. If his employment is terminated by the Company other than for cause, disability or death or if Mr. Watson terminates his employment with the Company for good reason,  the Company will pay him each month for a period of 12 months an amount equal to one-twelfth of his annual base salary. Not withstanding the preceding sentence, in lieu of such severance the Company will be obligated to pay Mr. Watson an amount equal to 200% of his then annual base salary and prior years’ bonus if he is terminated within six months of a change in control (as such term is defined in the employment agreement) that was not approved by the Board of Directors, other than in the event of voluntary termination by Mr. Watson, death, disability or termination by the Company for cause.

          A copy of the press release announcing the appointment of David Watson as the Company’s new Chief Financial Officer is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release dated March 20, 2007 regarding the appointment of David Watson as the Company’s new Chief Financial Officer.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIATION THERAPY SERVICES, INC.

By:	/s/ David Koeninger

David Koeninger
Principal Financial Officer

Dated:  March 21, 2007